Exhibit 99.1

Methode Electronics, Inc. Reports Fiscal 2024 Second Quarter Financial Results

Chicago, IL – December 7, 2023 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, LED lighting and power distribution applications, today announced financial results for the second quarter of fiscal 2024 ended October 28, 2023.

Fiscal Second Quarter 2024 Highlights

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Net sales were $288.0 million
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Electric and hybrid vehicle applications were 19 percent of net sales
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Goodwill impairment of $56.5 million in North American and European Automotive Reporting Units
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Net loss was $55.3 million, or $1.55 per diluted share
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Adjusted net income was $2.4 million, or $0.06 per diluted share
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The impact of the UAW strike on earnings was $0.03 per diluted share
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Company purchased 322,779 shares of its common stock for $7.8 million

Management Comments

President and Chief Executive Officer Donald W. Duda said, “Methode had solid sales in the quarter. However, headwinds related to auto program roll offs, a difficult year-over-year comparison in Asia, continued softness in the e-bike market, and the impact from the UAW strike all contributed to our decreased sales. In addition to the lower sales, operational inefficiencies in our North American Auto operations, that were identified last quarter, continued to drive higher premium freight, labor, and material costs. Together, these challenges, along with increased expenses related to program launches, led to an adjusted earnings shortfall relative to our guidance.”

Mr. Duda added, “The operational challenges that we have experienced are being actively managed via corrective action plans. However, the residual effects will continue to impact our second half and, along with price/cost challenges and the looming softness in EV market, are the primary drivers for the lowering of earnings guidance. Our outlook for EVs remains positive long term, but in the near term it is tempered by program delays and take rate projections. Fiscal 2024 for Methode is all about investment, corrective actions, and transition. While we have lowered our expectations for fiscal 2025 due primarily to EV market trends, we still expect sales and earnings growth in fiscal 2025.”

Consolidated Fiscal Second Quarter 2024 Financial Results

Methode's net sales were $288.0 million, compared to $315.9 million in the same quarter of fiscal 2023. The decrease was mainly driven by lower Automotive segment sales in all geographic regions, which was partially offset by sales from the Nordic Lights acquisition and favorable foreign currency translation. Excluding Nordic Lights and foreign currency translation, net sales were down 16.6% compared to the same quarter of fiscal 2023.

Loss from operations was $51.3 million, compared to income of $32.8 million in the same quarter of fiscal 2023. The decrease was primarily due to a goodwill impairment in the Automotive segment and to lower sales volume and higher freight costs, both mainly in the Automotive segment. The decrease was partially offset by the Nordic Lights acquisition. Adjusted income from operations, a non-GAAP financial measure, was $6.0 million, down from $33.3 million in the same quarter of fiscal 2023. The fiscal 2024 second quarter adjusted income from operations excluded expenses of $56.5 million for the goodwill impairment, $0.2 million for purchase accounting adjustments related to inventory, and $0.6 million of restructuring costs.

Net loss was $55.3 million or $1.55 per diluted share, compared to net income of $27.6 million or $0.75 per diluted share in the same quarter of fiscal 2023. The lower net income was primarily driven by lower income from operations and higher interest expense, which were partially offset by lower tax expense. Adjusted net income, a non-GAAP financial measure, was $2.4 million, or $0.06 per diluted share, compared to $28.0 million or $0.76 per diluted share, in the same quarter of fiscal 2023. The fiscal 2024 second quarter adjusted net income excluded an expense of $56.5 million, or $1.58 per diluted share, for the goodwill impairment, $0.2 million, or $0.01 per diluted share, for purchase accounting adjustments related to inventory, and $1.0 million, or $0.02 per diluted share, for restructuring costs and loss on sale of assets from the exit of Dabir Surfaces.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was a negative $36.7 million, compared to a positive $46.1 million in the same quarter of fiscal 2023. Adjusted EBITDA, a non-GAAP financial measure, was $21.2 million, compared to $46.6 million in the same quarter of fiscal 2023. Adjusted EBITDA excluded expenses of $56.5 million for the goodwill impairment, $0.2 million for purchase accounting adjustments related to inventory, and $1.2 million related to restructuring costs and loss on sale of assets from the exit of Dabir Surfaces.

Debt was $332.0 million at the end of the quarter, compared to $306.8 million at the end of fiscal 2023. Net debt, a non-GAAP financial measure defined as debt less cash and cash equivalents, was $209.5 million, compared to $149.8 million at the end of fiscal 2023. The increase in debt and net debt was mainly due to working capital investment and increased purchases of property, plant, and equipment.

Net cash used in operating activities was $0.6 million for the quarter, compared to net cash provided by operating activities of $15.4 million in the same quarter of fiscal 2023. Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was a negative $11.3 million, compared to a positive $7.0 million in the same quarter of fiscal 2023. The decrease was mainly due to lower net income and increased purchases of property, plant, and equipment.

The company purchased and retired 322,779 shares of stock for $7.8 million in the quarter. As of October 28, 2023, a total of 3,113,154 shares have been purchased at a total cost of $127.1 million since the commencement of the $200.0 million share buyback authorization.

Segment Fiscal Second Quarter 2024 Financial Results

Comparing the Automotive segment’s quarter to the same quarter of fiscal 2023,

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Net sales were $154.3 million, down from $196.9 million. Net sales decreased by $42.6 million or 21.6% mainly due to lower volume in North America related to program roll-offs and the UAW strike, in Asia related to higher prior year sales driven by catch-up demand from COVID-19 lockdowns, and in Europe related to lower sensor sales resulting from an overstocked e-bike market. Partially offsetting the decline was a favorable foreign currency translation of $2.2 million.
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Loss from operations was $61.5 million, down from income from operations of $23.4 million. Loss from operations was a negative 39.9% of net sales, down from a positive 11.9% primarily due to the goodwill impairment of $56.5 million in the North American Automotive and European Automotive reporting units, lower sales volume, higher freight expense, and higher labor costs. The higher freight and labor costs resulted from the operational inefficiencies in North America that arose in the fiscal first quarter and carried over to the second fiscal quarter as previously communicated by the company.

Comparing the Industrial segment’s quarter to the same quarter of fiscal 2023,

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Net sales were $120.4 million, up from $103.8 million. The acquisition of the Nordic Lights business contributed $20.9 million and favorable foreign currency translation contributed $1.3 million to the sales increase. Net of the acquisition and foreign currency translation, net sales decreased by $5.6 million or 5.4% driven primarily due to lower demand for power distribution products in the data center market.
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Income from operations was $25.7 million, up from $25.0 million. The acquisition of the Nordic Lights business contributed $1.8 million, and foreign currency translation was a favorable $0.4 million. Income from operations was 21.3% of net sales, down from 24.1% mainly due to product mix.

Comparing the Interface segment’s quarter to the same quarter of fiscal 2023,

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Net sales were $11.7 million, down from $14.1 million. The decrease was mainly due to lower demand for data solutions products, which was partially offset by strength in the appliance market.
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Income from operations was $1.0 million, down from $1.6 million. Income from operations was 8.5% of net sales, down from 11.3%. Both decreases were mainly due to the lower sales volume.

Comparing the Medical segment's quarter to the same quarter of fiscal 2023,

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Net sales were $1.6 million, up from $1.1 million. The increase was mainly due to last time purchases of Dabir products.
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Loss from operations was $0.7 million, compared to a loss of $1.4 million.
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In the first quarter of fiscal 2024, the discontinuation of the Dabir Surfaces, Inc. business (which accounts for all of the Medical segment’s financial results) was announced. The company has now substantially completed the wind down process of the business, including an asset sale which resulted in a loss on sale of assets of $0.6 million.

Guidance

For fiscal 2024 third quarter, the company expects net sales to be similar to the second quarter and adjusted diluted earnings per share to be modestly higher than the second quarter.

For fiscal 2024 full year, the company continues to expect net sales to be in a range of $1,140 to $1,180 million. The company has revised diluted earnings per share to be in a range of -$1.40 to -$1.14, down from the previous range of $0.80 to $1.00. The lower range is mainly due to the goodwill impairment, operational inefficiencies, product mix, the lower second quarter results, and other higher costs. The adjusted diluted earnings per share are now expected to be in a range of $0.24 to $0.50, which excludes $1.58 for the goodwill impairment, $0.04 for costs related to the discontinuation of Dabir Surfaces, and $0.02 for costs related to the acquisition of Nordic Lights.

For fiscal 2025 full year, the company now expects net sales to be in a range of $1,150 to $1,250 million, as compared to the previous range of $1,250 to $1,350 million. The lower range is mainly due to expected customer delays with EV programs and program roll offs. The company has also revised income from operations as a percentage of net sales to be in a range of 6% to 8%, as compared to the previous range of 11% to 12%. The lower rate is mainly due to the lower expected net sales.

The guidance is subject to change due to a variety of factors including the successful launch of multiple new programs, the ultimate take rates on new EV programs, successful cost recovery actions, inflation, global economic instability, supply chain disruptions, potential restructuring efforts, and potential impairments.

Conference Call

The company will conduct a conference call and webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Ronald L. G. Tsoumas, today at 10:00 a.m. CST.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A replay of the teleconference will be available shortly after the call through December 21, 2023, by dialing 877-481-4010 and providing passcode 49414. A webcast replay will also be available through the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, and consumer appliance. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical.

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Pre-Tax Income, Adjusted Income from Operations, EBITDA, Adjusted EBITDA, Net Debt and Free Cash Flow as non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The company believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view Methode's performance using the same tools that management uses to evaluate its past performance, reportable business segments and prospects for future performance (iii) are commonly used by other companies in our industry and provide a comparison for investors to the company’s performance versus its competitors and (iv) otherwise provide supplemental information that may be useful to investors in evaluating Methode.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, expressed or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

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Dependence on our supply chain, including semiconductor suppliers;
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Impact from pandemics, such as the COVID-19 pandemic;

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Dependence on the automotive and commercial vehicle industries;
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Impact from inflation;
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Dependence on a small number of large customers, including one large automotive customer;
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Risks relating to our use of requirements contracts;
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Failure to attract and retain qualified personnel;
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Risks related to conducting global operations;
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Potential work stoppages;
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Dependence on the availability and price of materials;
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Timing, quality and cost of new program launches;
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Ability to compete effectively;
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Ability to withstand pricing pressures, including price reductions;
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Our lengthy sales cycle;
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Ability to successfully benefit from acquisitions and divestitures;
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Impact from production delays or cancelled orders;
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Investment in programs prior to the recognition of revenue;
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Electric vehicle ("EV") adoption rates;
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Ability to withstand business interruptions;
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Breaches to our information technology systems or service interruptions;
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Ability to keep pace with rapid technological changes;
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Ability to protect our intellectual property;
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Costs associated with environmental, health and safety regulations;
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International trade disputes resulting in tariffs and our ability to mitigate tariffs;
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Impact from climate change and related regulations;
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Ability to avoid design or manufacturing defects;
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Ability to remediate a material weakness in our internal control over financial reporting;
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Recognition of goodwill and other intangible asset impairment charges;
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Ability to manage our debt levels and any restrictions thereunder;
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Interest rate changes and variable rate instruments;
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Currency fluctuations;
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Adjustments to compensation expense for performance-based awards;
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Timing and magnitude of costs associated with restructuring activities;
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Income tax rate fluctuations; and
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Judgments related to accounting for tax positions.

Additional details and factors are discussed under the caption “Risk Factors” in our Annual Report. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Any forward-looking statements made by us speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President, Investor Relations

rcherry@methode.com

+1-708-457-4030

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(in millions, except per-share data)

	Three Months Ended		Six Months Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Net sales	$288.0	$315.9	$577.7	$598.3

Cost of products sold	235.7	241.8	471.4	462.4

Gross profit	52.3	74.1	106.3	135.9

Selling and administrative expenses	40.9	36.6	85.4	71.9
Goodwill impairment	56.5	—	56.5	—
Amortization of intangibles	6.2	4.7	11.9	9.4

(Loss) income from operations	(51.3)	32.8	(47.5)	54.6

Interest expense, net	4.4	0.5	7.2	0.5
Other income, net	(0.2)	(1.1)	(0.2)	(5.2)

Pre-tax (loss) income	(55.5)	33.4	(54.5)	59.3

Income tax (benefit) expense	(0.2)	5.8	(0.1)	10.2
Net (loss) income	(55.3)	27.6	(54.4)	49.1
Net income attributable to redeemable noncontrolling interest	—	—	—	—

Net (loss) income attributable to Methode	$(55.3)	$27.6	$(54.4)	$49.1

(Loss) income per share attributable to Methode:
Basic	$(1.55)	$0.76	$(1.52)	$1.35
Diluted	$(1.55)	$0.75	$(1.52)	$1.33

Cash dividends per share	$0.14	$0.14	$0.28	$0.28

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except share and per-share data)

	October 28, 2023	April 29, 2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$122.5	$157.0
Accounts receivable, net	292.3	314.3
Inventories	183.9	159.7
Income tax receivable	16.7	12.9
Prepaid expenses and other current assets	21.1	20.5
Total current assets	636.5	664.4
Long-term assets:
Property, plant and equipment, net	224.6	220.3
Goodwill	220.7	301.9
Other intangible assets, net	264.7	256.7
Operating lease right-of-use assets, net	26.9	28.4
Deferred tax assets	33.0	33.6
Pre-production costs	44.5	36.1
Other long-term assets	34.0	37.7
Total long-term assets	848.4	914.7
Total assets	$1,484.9	$1,579.1

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$133.5	$138.7
Accrued employee liabilities	29.0	36.7
Other accrued liabilities	38.7	34.5
Short-term operating lease liabilities	6.6	6.8
Short-term debt	3.0	3.2
Income tax payable	7.5	8.1
Total current liabilities	218.3	228.0
Long-term liabilities:
Long-term debt	329.0	303.6
Long-term operating lease liabilities	20.9	21.8
Long-term income tax payable	9.3	16.7
Other long-term liabilities	16.5	14.3
Deferred tax liabilities	46.0	41.8
Total long-term liabilities	421.7	398.2
Total liabilities	640.0	626.2
Redeemable noncontrolling interest	—	11.1
Shareholders' equity:
Common stock, $0.50 par value, 100,000,000 shares authorized, 37,034,050 shares and 37,167,375 shares issued as of October 28, 2023 and April 29, 2023, respectively	18.5	18.6
Additional paid-in capital	183.8	181.0
Accumulated other comprehensive loss	(42.9)	(19.0)
Treasury stock, 1,346,624 shares as of October 28, 2023 and April 29, 2023	(11.5)	(11.5)
Retained earnings	697.0	772.7
Total shareholders' equity	844.9	941.8
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$1,484.9	$1,579.1

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in millions)

	Six Months Ended
	October 28, 2023	October 29, 2022
Operating activities:
Net (loss) income	$(54.4)	$49.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28.4	24.5
Stock-based compensation expense	3.9	6.7
Change in cash surrender value of life insurance	(0.2)	(0.2)
Amortization of debt issuance costs	0.4	0.3
Loss on sale of assets	0.5	0.1
Impairment of long-lived assets	0.6	0.4
Goodwill impairment	56.5	—
Change in deferred income taxes	(1.0)	1.0
Other	0.8	0.2
Changes in operating assets and liabilities:
Accounts receivable	12.5	(50.6)
Inventories	(29.1)	(19.5)
Prepaid expenses and other assets	(10.8)	(15.7)
Accounts payable	(1.8)	21.5
Other liabilities	(12.5)	10.3
Net cash (used in) provided by operating activities	(6.2)	28.1

Investing activities:
Purchases of property, plant and equipment	(24.5)	(18.0)
Proceeds from settlement of net investment hedge	0.6	—
Proceeds from disposition of assets	1.6	3.5
Net cash used in investing activities	(22.3)	(14.5)

Financing activities:
Taxes paid related to net share settlement of equity awards	(3.8)	(0.5)
Repayments of finance leases	(0.1)	(0.2)
Purchases of common stock	(7.8)	(31.6)
Cash dividends	(10.1)	(9.9)
Purchase of redeemable noncontrolling interest	(10.9)	—
Proceeds from borrowings	213.9	—
Repayments of borrowings	(179.3)	(6.5)
Net cash provided by (used in) financing activities	1.9	(48.7)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(7.9)	(7.3)
Decrease in cash and cash equivalents	(34.5)	(42.4)
Cash and cash equivalents at beginning of the period	157.0	172.0
Cash and cash equivalents at end of the period	$122.5	$129.6

Supplemental cash flow information:
Cash paid during the period for:
Interest	$6.7	$1.4
Income taxes, net of refunds	$14.5	$12.5
Operating lease obligations	$4.5	$4.0

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

(in millions)

	Three Months Ended		Six Months Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
EBITDA:
Net (loss) income	$(55.3)	$27.6	$(54.4)	$49.1
Income tax (benefit) expense, net	(0.2)	5.8	(0.1)	10.2
Interest expense, net	4.4	0.5	7.2	0.5
Amortization of intangibles	6.2	4.7	11.9	9.4
Depreciation	8.2	7.5	16.5	15.1
EBITDA	(36.7)	46.1	(18.9)	84.3
Goodwill impairment	56.5	—	56.5	—
Acquisition costs	—	—	0.5	—
Acquisition-related costs - purchase accounting adjustments related to inventory	0.2	—	0.5	—
Restructuring costs	0.6	0.5	1.3	0.6
Loss on sale of Dabir assets	0.6	—	0.6	—
Adjusted EBITDA	$21.2	$46.6	$40.5	$84.9

	Three Months Ended		Six Months Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Free Cash Flow:
Net cash (used in) provided by operating activities	$(0.6)	$15.4	$(6.2)	$28.1
Purchases of property, plant and equipment	(10.7)	(8.4)	(24.5)	(18.0)
Free cash flow	$(11.3)	$7.0	$(30.7)	$10.1

	October 28, 2023	April 29, 2023
Net Debt:
Short-term debt	$3.0	$3.2
Long-term debt	329.0	303.6
Total debt	332.0	306.8
Less: cash and cash equivalents	(122.5)	(157.0)
Net debt	$209.5	$149.8

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

(in millions, except per share data)

Reconciliation of Non-GAAP Financial Measures for the Three Months Ended October 28, 2023

	U.S. GAAP (as reported)	Goodwill impairment	Acquisition costs	Purchase accounting adjustments related to inventory	Restructuring costs	Loss on sale of Dabir assets	Non-U.S. GAAP
(Loss) income from operations	$(51.3)	$56.5	$—	$0.2	$0.6	$—	$6.0
Pre-tax (loss) income	$(55.5)	$56.5	$—	$0.2	$0.6	$0.6	$2.4
Net (loss) income	$(55.3)	$56.5	$—	$0.2	$0.5	$0.5	$2.4
Diluted (loss) income per share	$(1.55)	$1.58	$—	$0.01	$0.01	$0.01	$0.06

Reconciliation of Non-GAAP Financial Measures for the Three Months Ended October 29, 2022

	U.S. GAAP (as reported)	Goodwill impairment	Acquisition costs	Purchase accounting adjustments related to inventory	Restructuring costs	Loss on sale of Dabir assets	Non-U.S. GAAP
Income from operations	$32.8	$—	$—	$—	$0.5	$—	$33.3
Pre-tax income	$33.4	$—	$—	$—	$0.5	$—	$33.9
Net income	$27.6	$—	$—	$—	$0.4	$—	$28.0
Diluted income per share	$0.75	$—	$—	$—	$0.01	$—	$0.76

Reconciliation of Non-GAAP Financial Measures for the Six Months Ended October 28, 2023

	U.S. GAAP (as reported)	Goodwill impairment	Acquisition costs	Purchase accounting adjustments related to inventory	Restructuring costs	Loss on sale of Dabir assets	Non-U.S. GAAP
(Loss) income from operations	$(47.5)	$56.5	$0.5	$0.5	$1.3	$—	$11.3
Pre-tax (loss) income	$(54.5)	$56.5	$0.5	$0.5	$1.3	$0.6	$4.9
Net (loss) income	$(54.4)	$56.5	$0.4	$0.4	$1.0	$0.5	$4.4
Diluted (loss) income per share	$(1.52)	$1.58	$0.01	$0.01	$0.03	$0.01	$0.12

Reconciliation of Non-GAAP Financial Measures for the Six Months Ended October 29, 2022

	U.S. GAAP (as reported)	Goodwill impairment	Acquisition costs	Purchase accounting adjustments related to inventory	Restructuring costs	Loss on sale of Dabir assets	Non-U.S. GAAP
Income from operations	$54.6	$—	$—	$—	$0.6	$—	$55.2
Pre-tax income	$59.3	$—	$—	$—	$0.6	$—	$59.9
Net income	$49.1	$—	$—	$—	$0.5	$—	$49.6
Diluted income per share	$1.33	$—	$—	$—	$0.01	$—	$1.34